X.	Code of Ethics

Statement of General Principles
Muzinich has adopted this policy in order to accomplish two primary goals: first, to minimize conflicts and potential conflicts of interest between Muzinich Employees and Muzinich’s clients, including funds registered under the Investment Company Act of 1940 (the “1940 Act”) for which it acts as investment advisor or sub-advisor; and second, to provide policies and procedures consistent with applicable law, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts.

Access Person1 includes (i) Employees of Muzinich; (ii) employees of Muzinich & Co. Ltd. who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund and/or (iii) employees of Muzinich & Co. Ltd who are involved in the investment management process relating to Muzinich clients.

Muzinich is entrusted with the assets of its clients for investment purposes.  This fiduciary relationship requires Muzinich Access Persons to place the interests of the clients before their own and to avoid even the appearance of a conflict of interest. All Access Persons must adhere to this general overriding principle as well as comply with the Code’s specific provisions.

The Firm has developed and adopted the following general principles to guide its Access Persons:

1.	The interests of clients must be placed first at all times;
2.
All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

3.	Access Persons should not take inappropriate advantage of their positions; and
4.	Access Persons must comply with applicable Federal Securities Laws.

It shall be a violation of this Code for any Access Person, in connection with the purchase or sale, directly or indirectly, of any security or other investment held or to be acquired by any client, including a registered investment company or other entity, to:

1.	Employ any device, scheme or artifice to defraud the client;
2.
Make any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they were made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client;
4.	Engage in any manipulative practice with respect to a client;
5.	Engage in late trading or market timing of Mutual Funds shares; or
6.	Engage in a securities transaction while in possession of material non-public information about the issuer of that security.

1 The definition of Access Person shall only apply to this Policy (Code of Ethics) unless indicated otherwise.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients.

Definitions
For purposes of this Code, the following definitions apply:

“Affiliated Fund” - means any registered Investment Company and series of such company or portion thereof for which Muzinich is the investment manager, investment adviser or sub-advisor.

“Automatic Investment Plan”- means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans.

“Beneficial Ownership” - shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s Immediate Family who either reside with, or are financially dependent upon, or whose investments are controlled by, that person. A person also has a beneficial interest in securities held: (i) by a trust in which he or she is a Trustee, has a Beneficial Interest or is the settlor with a power to revoke; (ii) by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit; (iii) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (iv) by a partnership of which he or she is a member; (v) by a corporation that he or she uses as a personal trading medium; (vi) by a holding company that he or she controls; or (vii) by an investment club of which he or she is a member.

“Covered Security” - any note, stock, treasury stock, security future, bond, municipal bond, debenture, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For these purposes, the purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security. A security held or to be acquired includes any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

The following are not Covered Securities subject to this Code:

•	direct obligations of the U.S. Government;
•	bankers’ acceptances;
•	bank certificates of deposit;
•	commercial paper;
•	high quality short-term debt instruments, including repurchase agreements;
•	shares issued by money market funds
•	shares issued by open-end Mutual Funds that are not Affiliated Funds
•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Funds; and
•	interests in 529 Plans.

“Discretionary Managed Account”- an account managed on a discretionary basis by a person other than the Access Person over which an Access Person certifies that he or she has no direct or indirect influence or control over the selection or disposition of securities and no prior knowledge of transactions therein.

“Immediate Family” - any of the following relatives sharing the same household as the Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships. The term also includes any related or unrelated individual who resides with, or is financially dependent upon, or whose investments are controlled by, or whose financial support is materially contributed to by, the Access Person, including “significant others.”

Personal Investing Activities – Restrictions and Monitoring

Preclearance of Trades
Each Access Person shall submit a trade request using ComplainceElf, Muzinich’s automated personal trading system (https://www.complianceelf.com), before placing an order for any transaction in Covered Securities in any account in which the Access Person has Beneficial Ownership (subject to the exceptions listed below). The system allows Compliance to efficiently monitor personal trading activities. Upon submitting a trade request through the automated personal trading system, Access Persons will receive notification whether the trade request was approved or denied by Compliance.  No individual may approve his/her own trade request.  The General Counsel shall review and approve/reject submissions under this code made by the CCO.

The pre-clearance approval, unless revoked, is valid only for the day on which the approval is granted. If the approved transaction is not executed prior to the end of the requested day, a new request must be filed and another authorization must be obtained.  Good-until-cancel limit orders are not permitted without daily requests for pre-clearance approval.  Access Persons must wait for approval before placing the order with their broker.

In general, approvals will not be granted for (i) securities in which Muzinich is currently trading or anticipates transacting for client accounts within five trading days; or (ii) transactions in corporate bonds (unless an exemption is granted by the CCO and the Chief Executive Officer, in their sole discretion); or (iii) any issuer  on the Firm’s Restricted List.

In general, a request for public equity trades in companies with a market capitalization of greater than $2 billion will be auto-approved in ComplianceElf unless issuer is on the Firm’s Restricted List.

Exceptions to Trade Preclearance Requirements
Preclearance is not required with respect to any of the following transactions:

•	transactions in Discretionary Managed Accounts;
•
transactions that are non-volitional in nature: e.g. stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities, gifts, inheritances, and margin/maintenance calls (where the securities to be sold or purchased are not directed by the covered person);

•	purchases under an Automatic Investment Plan;
•	transactions in sovereign debt;
•	transactions in Exchange Traded Funds;
•	transactions in Affiliated Funds
•	transactions in index options or index futures;
•	transactions in government-sponsored enterprises fixed income securities (e.g., FNMA); and
•	index-based contingent income notes.

Restricted Lists/Material Non-Public Information
No Access Person may acquire or dispose of any direct or indirect Beneficial Ownership in securities of an issuer listed on the Firm’s Restricted List. Although transactions in securities of an issuer listed on the Restricted List are generally prohibited, case-by-case exceptions may be granted by the CCO.

No Access Person may engage in a transaction with respect to securities of any issuer if the Access Person is in possession of material non-public information relating to the issuer; any Access Person with knowledge of material non-public information should inform the CCO of this fact.

Front Running and Scalping
Notwithstanding anything herein to the contrary, Access Persons may not purchase or sell a security, if such purchase or sale is effected with a view to making a profit from a change in the price of such security resulting from anticipated transactions by or for a client.

Trading/Black-Out Periods
No Access Person may acquire or dispose of Beneficial Ownership in a Covered Security if Muzinich is purchasing or selling that Covered Security (or a security whose price is directly related to the price of the Covered Security as determined on a case by case basis by the CCO) for any client or proposes to purchase or sell for any client where such transaction would in any way conflict with or be detrimental to (or appear to conflict with or be detrimental to) the interest of the client;

No Access Person may acquire or dispose of Beneficial Ownership in a Covered Security (or a security whose price is directly related to the price of the Covered Security as determined on a case by case basis by the CCO) on a day when there is a pending buy or sell order in that security for a client until such order is executed or withdrawn.

Initial Public Offerings
No Access Person may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering (IPO) of securities except with the express written prior approval of the CCO.

Private Placements
No Access Person may directly or indirectly acquire Beneficial Ownership in an offering of securities in a Private Placement except with the express written prior approval of the CCO.

Recordkeeping and Reporting Requirements
Requirements for Brokerage Accounts
No Access Person may open an account with any broker, dealer or bank that will hold Covered Securities of which the Access Person has a direct or indirect Beneficial Ownership interest unless the broker, dealer or bank will electronically transmit transaction data to the online personal trading system.  This requirement does not apply to:

•	Discretionary Managed Accounts
•	401k accounts, in which individual covered securities are not traded
•	Dividend Reinvestment Plans

If the CCO provides an exception to this requirement for the electronic transmission of transaction data, the Access Person must direct the broker, dealer or bank to provide to the CCO duplicate confirmations of all transactions and duplicate quarterly and annual statements. Note that generally Employees might provide to the CCO the required information by delivering (or arranging for the delivery of) account and transactions reports.   However, also please note that brokerage confirmations and account statements may not include transactions in privately offered securities, so such transactions must be detailed separately.

Initial Holdings and Account Reports
At the time of becoming an Access Person, but in no case later than 10 days from the first date of employment, every new Access Person shall disclose to Compliance via ComplianceELF, every Covered Security (which includes Affiliated Funds) in which that Access Person has a direct or indirect Beneficial Ownership interest. The holdings information must be current as of a date no more than 45 days prior to the first date of becoming an Access Person.

At the same time, new Access Person must also disclose all broker, dealer or bank accounts in which any securities (whether or not they are Covered Securities or Affiliated Fund Shares) as to which the Access Person has any Beneficial Ownership interest are held. Such accounts include Discretionary Managed Accounts, in which case the Access Person must certify that he or she has no direct or indirect influence or control over the selection or disposition of securities and no prior knowledge of transactions therein. Within 30 days of their first date of becoming an Access Person, new Access Persons are required to move such accounts holding Covered Securities to a broker, dealer or bank that complies with the electronic transmission requirements set forth in “Requirements for Brokerage Accounts,” above, unless exceptions are made.

Additionally, each new Access Person shall file a report indicating that the Access Person has received, read, understood and will comply with the Code.

All initial holdings and account reports should be submitted through the online personal trading system.

Quarterly Transactions and Account Reports
Every Access Person shall file with Compliance a report, within 30 calendar days following the end of each calendar quarter reflecting all transactions in any Covered Security (which includes Affiliated

Funds) in which an Access Person has, or by reason of such transaction acquires or disposes of, any Beneficial Ownership interest, or, alternatively, must confirm that there were no such transactions in the applicable calendar quarter.

At the same time, if not previously submitted, Access Persons must also disclose all broker, dealer or bank accounts in which any securities (whether or not they are Covered Securities or Affiliated Fund Shares) as to which the Access Person has any Beneficial Ownership interest are held.  If such accounts include Discretionary Managed Accounts, the Access Person must certify that he or she has no direct or indirect influence or control over the selection or disposition of securities and no prior knowledge of transactions therein.

All quarterly transaction and account reports should be submitted through the online personal trading system.

Annual Reporting
Annually, by September 15, every Access Person shall submit to Compliance a report disclosing every Covered Security (which includes Affiliated Funds) in which that Access Person has a direct or indirect Beneficial Ownership. The information must be current as of a date no more than 45 days prior to the date of the report.  Access Persons must also disclose all broker, dealer or bank accounts in which any securities (whether or not they are Covered Securities or Affiliated Fund Shares) as to which the Access Person has any Beneficial Ownership interest are held. In the event such accounts include Discretionary Managed Accounts, the Access Person shall also include a certification (if not already submitted).

In addition, each Access Person shall file annually a certification indicating that the employee has received, read, understood and complied with the Code and the Related Policies.

All annual reports should be submitted through the online personal trading system.

Recordkeeping
The Chief Compliance Officer shall maintain or cause to be maintained in a readily accessible place the following records:

1.	A copy of all Codes of Ethics adopted by Muzinich that have been in effect during the past five years;
2.	A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
3.	A record of all compliance certifications for each person who is currently, or within the past five years was, an Access Person of the Firm acknowledging receipt of the Code and any amendments;
4.
A copy of all personal trading reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 under the 1940 Act for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record;

5.
A copy of each personal trading report made by an Access Person as required by this Code or any information provided in lieu of the reports, for a period of five years after the end of the fiscal year in which the report is made or the information is provided.

6.	A list of all persons who are, or within the preceding five years have been, an Access Person or who are or were responsible for reviewing reports submitted by Access Persons

7.	A record of any decision and the reasons therefore, to permit investments in IPOs or private placements; and
8.	A copy of each report furnished to the Boards of the Funds, for a period of five years after the fiscal year in which the report is made.

Monitoring and Training
Reporting of Code Violations
Each Access Person shall promptly notify the CCO of any violation of the Code of which he or she becomes aware.

Monitoring and Review
The CCO will identify all Access Persons who are required to abide by and make reports under this Code, and notify them of their reporting requirement.  Compliance, using automated systems and other methods, conducts reviews of all personal securities transactions and holdings reports with a view towards determining whether Access Persons have complied with all provisions of the Code.   The CCO’s designee(s) shall review and approve/reject submissions under this code by the CCO.

Compliance shall report all material violations of this Code to the Firm’s Chief Executive Officer, who may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator.  All known Code of Ethics violations, unless otherwise instructed, are also reported to the Board of the Trust promptly and no less frequently than quarterly.  In addition, the CCO shall certify to the Board of the Trust no less frequently than annually that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Training
Each Access Person must attend a Code of Ethics training session conducted by Compliance within a reasonable time period upon becoming an Access Person. Compliance is available to all Access Persons at all times for questions as to the application of this Code.

Exceptions
The CCO or his designee may grant written exceptions to provisions of the Code in circumstances that present special hardship or special situations determined not to present potential harm to clients or conflict with the spirit and intent of the Code. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception.